EXHIBIT 11

                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)

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                                                                            QUARTER ENDED                 NINE MONTHS ENDED
                                                                    SEPTEMBER 27,    SEPTEMBER 21,    SEPTEMBER 27,    SEPTEMBER 21,
                                                                        1997            1996               1997            1996
Average shares outstanding during the period...................            66,072           69,060           66,447         69,075
Incremental shares under stock options computed under the
treasury stock method using the average market price of issuer's stock during the period........................................
                                                                            1,176              865            1,143            941
     Total shares for primary EPS..............................            67,248           69,925           67,590         70,016

Additional shares under stock options computed under the treasury stock method using the ending price of issuer's stock..........

                                                                               12              12               102              4
     Total shares for fully diluted EPS........................            67,260           69,937           67,692         70,020

Income (loss) applicable to common shareholders:
     Continuing operations.....................................    $      (42,002)  $        6,887   $      (19,137)  $    181,047
     Discontinued operations...................................              (496)           4,791            4,306        (12,271)
     Gain on sale of discontinued operations...................            76,449                -          161,741              -
     Extraordinary loss........................................                 -                -             (721)        (6,610)
     Net income................................................    $       33,951   $       11,678   $      146,189   $    162,166

Income per primary and fully diluted common share:
     Continuing operations.....................................    $         (.62)   $         .10    $        (.28)   $      2.59
     Discontinued operations...................................              (.01)             .07              .06           (.18)
     Gain on sale of discontinued operations...................              1.13              -               2.39            -
     Extraordinary loss........................................                 -              -               (.01)          (.09)
     Net income................................................    $          .50    $         .17    $        2.16    $      2.32
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